Exhibit 99.2

Community Bankers Trust Corporation Announces Management Changes

April 15, 2010 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today changes in its senior management. The changes reflect a renewed focus on the Bank’s internal growth and efficiencies, as the Bank is placing operational emphasis on efficiency and effectiveness in light of current economic conditions.

George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “We are committed to being the premier provider of financial services, meeting the needs of our markets, building trust and confidence in the relationships with our customers through superior service, competence, accuracy, courtesy and safety and soundness at all times. We have grown substantially over the past two years, and we want to ensure that we are focusing and addressing our goals for profitability, and ensuring that we have the appropriate oversight and operating systems in place to effectively run an institution of our size.”

M. Andrew McLean will be the Bank’s Executive Vice President and Corporate Development Officer and will be responsible primarily for identifying and managing the Bank’s key banking relationships. Mr. McLean has been the President of the Bank since 2008 and President and Chief Executive Officer of TransCommunity Bank and Bank of Goochland, two of the Company’s predecessors. Mr. Longest, who also serves as the Bank’s Chief Executive Officer, will add the title of President.

Rex L. Smith, III will be the Bank’s Executive Vice President and Chief Banking Officer and will be responsible for commercial banking, retail operations and fee-income business lines in all of the Bank’s markets. Mr. Smith joined the Bank in 2009 as Chief Administrative Officer and has 29 years of experience in the banking industry in the Richmond and Charlottesville, Virginia areas, including serving as the Central Virginia President for Gateway Bank and Trust and President and Chief Executive Officer of The Bank of Richmond.

William E. Saunders, Jr. will be the Bank’s Executive Vice President and Chief Operating Officer and will be responsible for human resources and training, deposit operations, information technology and operations risk management. Mr. Saunders has been with the Bank since 2004, most recently serving as the Bank’s Senior Vice President – Chief Risk Officer. He was also an examiner with Virginia’s Bureau of Financial Institutions from 2001 to 2004.

Douglas D. Wall has been hired as the Bank’s Chief Credit Officer and oversees the Bank’s credit administration and credit risk management. Most recently, Mr. Wall served briefly as Chief Credit Officer for Hampton Roads Bankshares, Inc. and for eight years as Senior Vice President at Capital One Bank. Mr. Wall has 29 years of experience in the banking industry in the Virginia and North Carolina area, including 20 years of senior credit risk management experience at the former Wachovia Bank.

Lawrence N. Ashworth, who had served as Chief Credit Officer since joining the Bank in 2009, has moved to a new Chief Lending Officer position with the Bank. Mr. Ashworth, who has 38 years of experience in the banking industry in the Richmond area, oversees the production of new business and the management of the existing loan portfolio by the Bank’s lenders.

The Company has eliminated the position of Chief Strategic Officer, and Gary A. Simanson, who had held that position since 2008, and the Company have terminated their employment relationship.

The Company also reported changes in its financial and accounting department. Laureen D. Trice has been appointed the Bank’s Controller. Ms. Trice joined the Bank in February 2010 and had been a Vice President and Assistant Controller with LandAmerica Financial Group, Inc. since 2003. She has 19 years of in-house financial and accounting experience, 10 of which were with SunTrust Bank. Patrick J. Tewell, who had served as Chief Accounting Officer, will lead the Bank’s operational risk management responsibilities. Mr. Tewell, who has been with the Bank and its predecessors since 2007, will be responsible for Sarbanes-Oxley compliance, vendor management and accounts payable, all with a view to identify and manage expense control for the organization.

Mr. Longest added, “We strongly believe that these changes will maximize the strengths of our management team and allow us to control our expenses and grow our revenue as a strong community bank. We continue to actively look at ways to improve our core banking operations. These management changes are key steps to that improvement and solidifying our infrastructure. We are also very appreciative of Gary Simanson’s service and contributions to the Company since our 2008 business combinations, and we wish him much success in the future.”

*            *             *            *            *

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the timing of future reimbursements from the FDIC to the Company under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Senior Vice President and Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343